Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

                                                                                                                                                                                                                                                Exhibit 99.1

Release date: January 26, 2012	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2012 FIRST QUARTER
•	GAAP EARNINGS OF $0.40 PER SHARE; ADJUSTED EARNINGS OF $0.47 PER SHARE
•	DECLARES QUARTERLY DIVIDEND OF $0.09 PER SHARE
•	RE-AFFIRMS GUIDANCE FOR FISCAL 2012

PITTSBURGH, PA, JANUARY 26, 2012 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter ended December 31, 2011.

Net income attributable to the Company was $11.3 million for the fiscal 2012 first quarter, compared to $13.2 million for the first three months of fiscal 2011.  Earnings per share for the fiscal 2012 first quarter were $0.40 per share, compared to $0.45 per share for the same quarter a year ago.

 As the Company announced in November 2011, earnings for the fiscal 2012 first quarter were impacted by costs resulting from the implementation of a new ERP system for the Cemetery Products (formerly Bronze) segment.  In addition, severance costs and an increase in pension and post-retirement costs (resulting principally from a decline in discount rates) also affected earnings comparability.  On a non-GAAP adjusted basis, earnings for the current quarter were $0.47 per share, compared to $0.49 per share a year ago (a reconciliation of non-GAAP financial information is provided in the table below).  Further, delayed sales resulting from the ERP implementation unfavorably impacted earnings for the current quarter by an additional $0.02 per share, which is expected to be recovered over the next several quarters.

Sales for the fiscal 2012 first quarter increased approximately 5% to $217.2 million, compared to $207.3 million in the same quarter a year ago.  The increase was principally attributable to sales growth in the Company’s Brand Solutions businesses and Cremation segment, and the impact of recent acquisitions.

Matthews International Corporation                                                                                     2 of 5                                           January 26, 2012

In the Brand Solutions group, Graphics Imaging segment sales and operating profit increased over the first fiscal quarter last year, reflecting higher sales volume in Europe and the impact of the acquisition of a Turkish graphics operation (acquired July 2011).  The Merchandising Solutions segment also reported improved operating results for the current quarter on higher sales volume.  In addition, sales and operating profit for the Marking Products segment increased compared to a year ago, primarily as a result of acquisitions completed in fiscal 2011.

In the Memorialization group, the Cremation segment reported an increase in operating results compared to a year ago primarily reflecting higher U.S. equipment sales.  Fiscal 2012 first quarter sales for the Cemetery Products segment and Funeral Home Products (formerly Casket) segment were lower than the same quarter a year ago, principally reflecting a modest decline in casketed deaths in the United States.  In addition, Cemetery Products sales were impacted by sales delays related to the implementation of the new ERP system during the current quarter.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:  “On a consolidated level, the Company’s results for the quarter were generally in line with our internal expectations.  The Brand Solutions group performed better than we expected primarily on stronger performance from our European graphics operations.  The operating results for our Cemetery Products and Funeral Home Products segments were below our initial projections, principally resulting from the sales impact of a larger decline in the number of U.S. casketed deaths.

“We continue to be encouraged by a steadily increasing demand for the products and services of our Brand Solutions businesses.  While we remain cautious regarding the recent economic concerns in Europe, the performance of our Brand Solutions operations continues to improve.   In addition, demand for our Cremation equipment has increased in the U.S. and currently remains steady overseas.

“Our Cemetery Products and Funeral Home Products segments continue to be challenged by death rate trends and volatile commodity costs.  In addition to the volume impact of the decline in casketed deaths, year-over-year comparability in commodity costs (principally bronze ingot) unfavorably impacted operating results for the Cemetery Products segment for the current quarter by approximately $0.03 per share.  Also, the implementation of a new ERP system for the Cemetery Products segment is nearly complete but, as we anticipated, created some short-term challenges during the quarter.”

Matthews International Corporation                                                                                       3 of 5                                                      January 26, 2012

Mr. Bartolacci further stated:  “Market demographics (death rates), commodity costs and global economic conditions will remain significant factors that will influence the Company’s results going forward.  In addition, we continue to monitor the present economic concerns in Europe and the recent impact on the value of the Euro.  As a result, projecting future results in this environment will remain difficult.

 “We continue to build momentum from the commercial and cost structure initiatives in each of our businesses.   In addition, we expect our recent acquisitions to favorably impact fiscal 2012 results.  In November 2011, we provided guidance that fiscal 2012 earnings were projected to grow in the mid-single digit percentage range over fiscal 2011 (excluding unusual items from both years).  Based on the fiscal 2012 first quarter operating results and our current forecasts, we are maintaining our projections at this time.”

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The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.09 per share on the Company’s common stock for the quarter ended December 31, 2011.  The dividend is payable February 20, 2012 to stockholders of record February 6, 2012.

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                                                                                       4 of 5                                                      January 26, 2012

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

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MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2011	2010
Sales	$217,213	$207,344
Operating Profit	18,925	21,966
Income before taxes	17,454	21,096
Income Taxes	(6,034)	(7,573)
Net Income	11,420	13,523
Noncontrolling interests	(135)	(309)
Net income attributable to Matthews	$11,285	$13,214
Earnings per Share – Diluted	$0.40	$0.45

Matthews International Corporation                                                                                       5 of 5                                                      January 26, 2012

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  Certain of this information are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company’s operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended December 31
	2011	2010
Earnings per share, as reported	$0.40	$0.45
Pension and postretirement expense adjustment (1)	0.05	0.04
Severance and ERP implementation costs (2)	0.02
Earnings per share, as adjusted	$0.47	$0.49

Note: All per-share amounts are net of tax.
(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

(2)	ERP implementation costs do not include the impact of delayed sales ($0.02 per share), which are expected to be recovered in future quarters.